SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 240.14a-12

PULITZER INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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900 North Tucker Boulevard
St. Louis, Missouri 63101
(314) 340-8000

April 2, 2004

Dear Fellow Stockholder:

      You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on Tuesday, April 27, 2004, at the Chase Park Plaza Hotel, 212 North Kingshighway Boulevard, St. Louis, Missouri 63108.

      Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote (i) for the election of the four persons nominated as Class C directors of the Company to three-year terms expiring in 2007, (ii) for the ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2004 fiscal year, and (iii) against the proposal of a stockholder, The St. Louis Newspaper Guild, Local 36047 of the Communications Workers of America requesting that the Board of Directors adopt a policy that it will voluntarily comply with certain new listing standards of the New York Stock Exchange, which would require that the Board have a majority of independent directors, and have certain board committees composed entirely of independent directors.

      At the meeting, the Board of Directors will report on the Company’s affairs, and a discussion period will be provided for appropriate questions and comments from the stockholders.

      The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and return the enclosed proxy in the enclosed envelope or that you register your vote by telephone or on the Internet by following the instructions on your proxy card at your earliest convenience.

      Thank you for your cooperation.

Very truly yours,

MICHAEL E. PULITZER
Chairman of the Board

ROBERT C. WOODWORTH
President and Chief Executive Officer

PULITZER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

St. Louis, Missouri

April 2, 2004

      The Annual Meeting of Stockholders of Pulitzer Inc. will be held at the Chase Park Plaza Hotel, 212 North Kingshighway Boulevard, St. Louis, Missouri 63108 on April 27, 2004, at 10:00 A.M., Central Daylight Time, for the following purposes:

1. To elect four Class C directors to three-year terms expiring in 2007.

2. To ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2004 fiscal year.

3. To consider a stockholder proposal requesting that the Board of Directors adopt a policy that it will voluntarily comply with certain new listing standards of the New York Stock Exchange, which would require that the Board have a majority of independent directors, and have certain board committees composed entirely of independent directors.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record at the close of business on March 12, 2004 will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of these stockholders will be available for inspection ten days prior to the Annual Meeting at the Company’s executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

      Stockholders are requested to complete, sign, date and return the enclosed form of proxy in the enclosed envelope or register their vote by telephone or on the Internet by following the instructions on the proxy card. No postage is required if the proxy card is mailed in the United States.

JAMES V. MALONEY
Secretary

PULITZER INC.
900 NORTH TUCKER BOULEVARD
ST. LOUIS, MISSOURI 63101

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

      This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share (the “Common Stock”), and Class B common stock, $.01 par value per share (the “Class B Common Stock”), of Pulitzer Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 27, 2004, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.

      Proxies for use at the meeting were first mailed to stockholders on or about April 2, 2004, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or facsimile by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

Revocability and Voting of Proxy

      A form of proxy for use at the meeting and a return envelope for the proxy are enclosed, or you may vote your shares by telephone or on the Internet by following the instructions on your proxy card (except under the limited circumstances in which telephonic or Internet voting is not available). Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, by voting in person at the meeting, by changing their vote on the Internet or by using the telephone voting procedures. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no selections are made, the proxies will be voted for the election of the four persons nominated as Class C directors, for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2004 fiscal year and against a stockholder proposal submitted by The St. Louis Newspaper Guild, Local 36047 of the Communications Workers of America (the “Guild”) requesting that the Board of Directors adopt a policy that it will voluntarily comply with certain new listing standards of the New York Stock Exchange, Inc. (“NYSE”), which would require that the Board have a majority of independent directors, and have certain board committees composed entirely of independent directors (the “Stockholder Proposal”).

      A majority of the aggregate voting power of the shares issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. The affirmative vote of a plurality of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is required for the election of directors. The affirmative vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is required for the ratification of the appointment of Deloitte & Touche LLP, for the approval of the Stockholder Proposal submitted by the Guild and for the approval of such other matters as may properly come before the meeting or any adjournment thereof.

      “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner and the matter is one as to which the broker or nominee is not permitted to exercise discretionary authority under applicable Delaware law and the applicable rules of the NYSE. Under the applicable NYSE rules, the Stockholder Proposal submitted by the Guild is a “non-discretionary” item, which means that brokers or nominees who do not receive instructions from the beneficial owners of shares do not have discretion to vote the shares held by such beneficial owners on this matter.

      With respect to the election of directors, broker non-votes will result in the nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action. Broker non-votes with respect to the proposal to ratify the appointment of Deloitte & Touche LLP, the Stockholder Proposal submitted by the Guild and such other matters as may properly come before the meeting or any adjournment thereof will be treated as neither a vote for nor a vote against these proposals and will not be counted in determining the number of shares necessary for approval.

      A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees or can withhold authority to vote for any one or more nominees. Instructions on the accompanying proxy card to withhold authority to vote for all or one or more nominees will not be voted with respect to the nominees indicated. Abstentions from the proposal to consider ratification of the appointment of Deloitte & Touche LLP, the Stockholder Proposal submitted by the Guild and such other matters as may properly come before the meeting or any adjournment thereof will not be voted. However, abstentions will have the effect of a negative vote because abstentions represent shares present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve these proposals.

Record Date and Voting Rights

      Only stockholders of record at the close of business on March 12, 2004 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of March 12, 2004, the Company had outstanding 9,821,547 shares of Common Stock, each of which is entitled to one vote upon matters presented at the meeting, and 11,736,592 shares of Class B Common Stock, each of which is entitled to ten votes upon matters presented at the meeting. As of March 12, 2004, 11,205,830 shares of Class B Common Stock were held in a voting trust. It is expected that the shares held in the voting trust will be voted for the election of the four persons nominated as Class C directors and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2004 fiscal year. It is expected that the shares held in the voting trust will be voted against the Stockholder Proposal submitted by the Guild. See “Principal Stockholders — Voting Trust.”

General

      The Company was capitalized on March 18, 1999, with approximately $550.0 million in cash and all the other assets (other than broadcasting assets) of Pulitzer Publishing Company (“PPC”) as a result of the Spin-off (as defined below) and is now operating the principal newspaper publishing and related new-media businesses formerly operated by PPC and certain other newspapers acquired since the Broadcast Transaction (as defined below). The Company was organized as a corporation in 1998 and, prior to the Spin-off, was a wholly-owned subsidiary of PPC. Prior to the Broadcast Transaction, PPC was engaged in newspaper publishing and television and radio broadcasting.

      Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the “Merger Agreement”), by and among PPC, the Company and Hearst-Argyle Television, Inc. (“Hearst-Argyle”), on March 18, 1999, Hearst-Argyle acquired, through the merger (the “Merger”) of PPC with and into Hearst-Argyle, PPC’s television and radio broadcasting operations (collectively, the “Broadcasting Business”) in exchange for the issuance to PPC’s stockholders of 37,096,774 shares of Hearst-Argyle’s Series A common stock. PPC’s Broadcasting Business consisted of nine network-affiliated television stations and five radio stations owned and operated by Pulitzer Broadcasting Company and its wholly owned subsidiaries. Prior to the Merger, the newspaper publishing and related new media businesses of PPC (including its subsidiaries) were contributed to the Company in a tax-free “spin-off” to PPC stockholders (the “Spin-off”). The Merger and Spin-off are collectively referred to as the “Broadcast Transaction.”

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock and Class B Common Stock as of March 12, 2004, (i) by each director or director nominee of the Company, (ii) by each person known by the Company to own beneficially 5% or more of its Common Stock, (iii) by the executive officers named in the Summary Compensation Table (see “Executive Compensation”) and (iv) by all directors, director nominees and officers of the Company as a group.

			Class B
	Common Stock		Common Stock		Percent of Aggregate
					Voting Power of
Directors, Officers and	Number of		Number of		Common Stock and
5% Stockholders†	Shares	Percent	Shares	Percent	Class B Common Stock

Trustees of Pulitzer Inc. Voting Trust(1)	—	—	11,205,830	95.5%	88.1%
Emily Rauh Pulitzer(2)(3)	192,596	2.0%	6,284,843	53.6%	49.6%
Michael E. Pulitzer(2)(4)(5)	352,300	3.5%	1,548,496	13.2%	12.5%
David E. Moore(2)(6)	1,877	*	3,021,848	25.7%	23.8%
Richard W. Moore (7)	—	*	226,772	1.9%	1.8%
Ken J. Elkins(8)	18,029	*	—	—	**
James M. Snowden, Jr.(8)	18,666	*	—	—	**
William Bush(9)	15,000	*	—	—	**
Susan T. Congalton(10)	10,000	*	—	—	**
Alice B. Hayes(9)	15,000	*	—	—	**
Robert C. Woodworth(2)(9)	392,245	3.8%	—	—	**
Ronald H. Ridgway(11)	40,412	*	—	—	**
Alan G. Silverglat(2)(12)	42,935	*	—	—	**
Mark G. Contreras(13)	94,280	*	—	—	**
Terrance C.Z. Egger(14)	145,036	1.5%	—	—	**
Matthew G. Kraner(9)	60,667	*	—	—	**
Gabelli Asset Management, Inc.(15) One Corporate Center Rye, New York 10580-1434	3,686,725	37.5%	—	—	2.9%
Goldman Sachs Asset Management(16) 85 Broad Street New York, New York 10004	752,790	7.7%	—	—	**
Wachovia Corporation(17) One Wachovia Center Charlotte, North Carolina 28288	497,929	5.1%	—	—	**
All directors and officers as a group (19 persons)(2)(18)	1,481,023	13.1%	11,081,959	94.4%	88.3%

†	Unless otherwise indicated, the address of each person or entity named in the table is c/o Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

*	Represents less than 1% of the outstanding Common Stock.
**	Represents less than 1% of the aggregate voting power of Common Stock and Class B Common Stock.

(1)	The Trustees of the Pulitzer Inc. Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth. The Pulitzer Inc. Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, Missouri 63101.
(2)	Excludes shares that would otherwise be deemed to be beneficially owned solely because of service as a trustee of the Pulitzer Inc. Voting Trust.
(3)	Represents 6,477,439 shares held in trusts. These shares are beneficially owned by Mrs. Pulitzer.

(4)	Includes 1,524,716 shares held in trust and 22,780 shares held in a private foundation. These shares are beneficially owned by Mr. Pulitzer. Also includes 1,000 shares held in trust for the benefit of the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.
(5)	Includes 264,800 shares of Common Stock which may be acquired upon the exercise of options granted under the 1999 Stock Option Plan (which has been replaced by the Pulitzer Inc. 2003 Incentive Plan (the “2003 Incentive Plan”)) which are exercisable within 60 days of the date hereof.
(6)	Includes 50,998 shares of Class B Common Stock and 182 shares of Common Stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.
(7)	Includes 40,298 shares beneficially owned by the wife and a daughter of Richard W. Moore. Mr. Moore disclaims beneficial ownership of these shares.
(8)	Includes 15,000 shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.
(9)	Represents shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof. With respect to Mr. Woodworth, does not include 50,080 shares covered by vested restricted stock units which are not distributable within 60 days of the date hereof.

(10)	Includes 9,000 shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.
(11)	Includes 34,070 shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.
(12)	Includes 41,667 shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.
(13)	Includes 90,334 shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof and 3,946 shares of restricted stock granted under the Pulitzer Inc. 2003 Incentive Plan, subject to a three-year vesting condition.
(14)	Includes 130,301 shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof and 5,949 shares of restricted stock granted under the Pulitzer Inc. 2003 Incentive Plan, subject to a three-year vesting condition.
(15)	This figure is based on information set forth in Amendment No. 27 to the Schedule 13D, dated February 20, 2004, filed by Gabelli Asset Management, Inc. and certain entities affiliated with Gabelli Asset Management, Inc. with the Securities and Exchange Commission. The Schedule 13D states that (i) Gabelli Funds, LLC has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of, 415,600 of such shares, (ii) GAMCO Investors, Inc. has the sole power to vote, or direct the vote of, 3,028,737 of such shares and the sole power to dispose, or direct the disposition of, 3,269,125 of such shares, and (iii) MJG Associates, Inc. has the sole power to vote, or direct the vote of, 2,000 of such shares and the sole power to dispose, or direct the disposition of, 2,000 of such shares
(16)	This figure is based on information set forth in Amendment No. 2 to the Schedule 13G, dated November 19, 2003, filed by Goldman Sachs & Co. with the Securities and Exchange Commission. The Schedule 13G states that (i) Goldman Sachs Asset Management has the sole power to vote, or direct the vote of, 324,000 of such shares, has the shared power to vote, or direct the vote of, 313,480 of such shares, has the sole power to dispose, or direct the disposition of, 439,310 of such shares and has the shared power to vote, or direct the vote of, 313,480 of such shares, (ii) Goldman Sachs 2001 Exchange Place Fund, L.P. has the shared power to vote, or direct the vote of, and the shared power to dispose, or direct the disposition of, 313,480 of such shares, and (iii) Goldman Sachs Management Partners, L.P. has the shared power to vote, or direct the vote of, and the shared power to dispose, or direct the disposition of, 313,480 of such shares.
(17)	This figure is based on information set forth in the Schedule 13G, dated January 28, 2004, filed by Wachovia Corporation with the Securities and Exchange Commission. The Schedule 13G states that Wachovia Corporation has the sole power to vote, or direct the vote of, 495,179 of such shares, has the shared power to vote, or direct the vote of 600 of such shares and the sole power to dispose, or direct the disposition of 488,689 of such shares.
(18)	Includes 1,161,001 shares which may be acquired upon the exercise of options granted under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.

Voting Trust

      As of March 12, 2004, stockholders of the Company holding 11,205,830 shares of Class B Common Stock, representing approximately 88.1% of the combined voting power of the Company’s outstanding Common Stock and Class B Common Stock, are parties to an agreement providing for the creation of a voting trust (the “Voting Trust”). These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates (“Voting Trust Certificates”) evidencing their interest in the shares so deposited.

      The current trustees of the Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth (the “Trustees”). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust. However, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales that are exempt from the registration requirements of the Securities Act of 1933, as amended, sales that meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales that are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the shares of Class B Common Stock deposited in the Voting Trust. Unless extended or terminated by the parties thereto, the Voting Trust expires on March 18, 2009.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

      The members of the Company’s Board of Directors are divided into three classes, with the term of office of one class expiring in each year. Four Class C Directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of Susan T. Congalton, Ken J. Elkins, Alice B. Hayes and Richard W. Moore to serve until the 2007 Annual Meeting of Stockholders, and until their successors shall have been duly elected and shall qualify. Each of the nominees now serves as a Class C Director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

MANAGEMENT

      The following table sets forth certain information concerning the Company’s executive officers and directors.

		Date of		Term
		Employment by	Director	Expires
Name, Age and Class	Positions with the Company	Company(1)	Since(1)	In

Nominees for Election as Class C Directors
Susan T. Congalton; 57	Director	—	2001	2004
Ken J. Elkins; 66	Director	—	1999	2004
Alice B. Hayes; 66	Director	—	1999	2004
Richard W. Moore; 54 (2)	Director	—	2003	2004
Directors Continuing in Office:
Class A Directors
Emily Rauh Pulitzer; 70 (3)	Director	—	1999	2005
James M. Snowden, Jr.; 60	Director	—	1999	2005
Robert C. Woodworth; 56	Director; President and Chief Executive Officer	1999	1999	2005
Class B Directors
William Bush; 57	Director	—	1999	2006
Michael E. Pulitzer; 74(3)	Director; Chairman of the Board	—	1998	2006
Ronald H. Ridgway; 65	Director	—	1998	2006
Director Emeritus
David E. Moore; 80 (2)(3)(4)	Director Emeritus	—	—	2004
Other Executive Officers
Mark G. Contreras; 42	Senior Vice President	1999	—	—
Terrance C.Z. Egger; 46	Senior Vice President	1999	—	—
Matthew G. Kraner; 40	Vice President	1999	—	—
James V. Maloney; 54	Secretary	1999	—	—
Alan G. Silverglat; 57	Senior Vice President-Finance and Chief Financial Officer	2001	—	—
Jon H. Holt; 40	Treasurer and Assistant Secretary	1999	—	—
Jan Pallares; 41	Corporate Controller	2002	—	—

(1)	Any service as a director of or employment by PPC is discussed individually in the biographies that follow this table.

(2)	Richard W. Moore is the son of David E. Moore.

(3)	Michael E. Pulitzer and David E. Moore are cousins, and Michael E. Pulitzer is the brother-in-law of Emily Rauh Pulitzer.

(4)	David E. Moore served as a director of the Company between 1999 and the 2003 Annual Meeting of Stockholders, following which he was appointed a director emeritus. It is contemplated that Mr. Moore will be re-appointed a director emeritus following the 2004 Annual Meeting of Stockholders.

SUSAN T. CONGALTON has served as Chairman of the Board and Chief Executive Officer and a director of California Amforge Corporation since October 2002, and has been Managing Director of Lupine L.L.C. (formerly Lupine Partners) since 1989. She served from 1987 until 1989 as Senior Vice President, Finance and Law of Carson Pirie Scott & Company and as its Vice President, General Counsel and Secretary from 1985 until 1987.
KEN J. ELKINS served as PPC’s Senior Vice President — Broadcasting Operations from April 1986 through mid-March 1999 and prior thereto, from April 1984 through March 1986, served as PPC’s Vice President — Broadcast Operations. Mr. Elkins is a director of Hearst-Argyle and a member of its audit committee. Mr. Elkins served as a director of PPC from 1983 until 1999.
ALICE B. HAYES served as President of the University of San Diego from July 1995 until her retirement in June 2003, and is now President Emerita. From July 1989 through May 1995, Dr. Hayes was Executive Vice President and Provost of St. Louis University, St. Louis, Missouri, and prior to that held various academic positions at Loyola University of Chicago. Dr. Hayes served as a director of PPC from 1993 until 1999. Dr. Hayes currently serves as a director of Jack in the Box Inc. (and is a member of its compensation committee) and ConAgra Foods, Inc. (and is a member of its corporate affairs and corporate governance committees).
RICHARD W. MOORE has been a partner of the law firm of Meaders, Duckworth & Moore in New York City since 1990. Prior to that, Mr. Moore practiced law with several other New York City law firms.
EMILY RAUH PULITZER is the widow of Joseph Pulitzer, Jr. Mrs. Pulitzer was a curator of the St. Louis Art Museum from 1964 through 1973. She currently serves as President of the Pulitzer Foundation for the Arts and also serves on boards and committees of certain other St. Louis and national charitable, civic and arts organizations. Mrs. Pulitzer has entered into a consulting agreement with the Company pursuant to which the Company has agreed to use its best efforts to cause Mrs. Pulitzer to be elected a member of its Board of Directors. Mrs. Pulitzer served as a director of PPC from 1993 until 1999.

JAMES M. SNOWDEN, Jr. has been an Executive Vice President of Huntleigh Securities Corporation (“Huntleigh”) since November 6, 1995. Mr. Snowden was a Vice President of A.G. Edwards & Sons, Inc. from June 1984 through November 3, 1995 and was a director of A.G. Edwards & Sons, Inc. from March 1988 through February 1994. The Company has retained and compensated, and intends to retain and compensate in the future, Huntleigh as a financial advisor in connection with such financial matters as the Company deems appropriate. Mr. Snowden served as a director of PPC from 1986 until 1999.
ROBERT C. WOODWORTH has served as the Company’s President and Chief Executive Officer since January 1999. Mr. Woodworth was a Vice President — Newspapers of Knight Ridder, Inc. from May 1997 until December 1998. Prior to that, Mr. Woodworth worked for Capital Cities/ABC, Inc., most recently as Publisher of The Kansas City Star and Senior Vice President — Metro Newspapers. Mr. Woodworth, who joined Capital Cities in 1973, previously served in various capacities at a number of Capital Cities properties, including Executive Vice President and General Manager of The Fort-Worth Star Telegram and Vice President — Operations of The Belleville News-Democrat.
WILLIAM BUSH has been a partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) since 1977. He is the partner in charge of the New York office and a member of the Executive Committee of the firm. The Company has retained and compensated, and intends to retain and compensate in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as the Company deems appropriate. Mr. Bush served as a director of PPC from 1997 until 1999.
MICHAEL E. PULITZER has been Chairman of the Board of the Company since May 1998, serving as Executive Chairman of the Company from June 1, 1999 until May 31, 2001, and thereafter as non-executive Chairman of the Company. He served as the Company’s President and Chief Executive Officer from May 1998 through December 1998. Mr. Pulitzer was elected Chairman of the Board of PPC in June 1993 and served as its President and Chief Executive Officer from April 1986 through mid March 1999. Mr. Pulitzer served as Vice Chairman of the Board of PPC from April 1984 through March 1986 and as its President and Chief Operating Officer from April 1979 through March 1984. Mr. Pulitzer has a consulting agreement with the Company, which includes an agreement by the Company to use its best efforts to cause Mr. Pulitzer to be elected as a member of its Board of Directors. Mr. Pulitzer served as a director of PPC from 1964 until 1999. Mr. Pulitzer is a director of Hearst-Argyle and a member of its compensation committee.

RONALD H. RIDGWAY served as the Company’s Senior Vice President — Finance from May 1998 through August 2001, retiring on October 1, 2001, and served as PPC’s Senior Vice President — Finance from March 1986 through mid March 1999. Prior to that, Mr. Ridgway served as PPC’s Vice President — Finance from April 1984 through March 1986, as Treasurer from April 1979 through March 1986 and as Secretary and Assistant Treasurer from January 1978 through March 1979. Mr. Ridgway served as a director of PPC from 1979 until 1999.

DAVID E. MOORE, lifelong journalist, founded Harrison Independent (Westchester County, NY), Connecticut Business Journal in association with Westchester Business Journal, and International Business magazine. Mr. Moore served as a director of PPC from 1984 until 1999.
MARK G. CONTRERAS has served as a Senior Vice President of the Company since September 2003 and served as Vice President of the Company between March 1999 and September 2003. Mr. Contreras has served as Senior Vice President of Pulitzer Newspapers, Inc., a wholly-owned subsidiary, since March 1999. Prior to joining the Company, Mr. Contreras was President and Publisher of The Times Leader in Wilkes-Barre, Pennsylvania from 1995 until 1999 which was owned by Capital Cities/ABC, Inc. and subsequently Knight Ridder, Inc. He earlier served in a variety of marketing, advertising and circulation capacities at other Capital Cities/ABC, Inc. newspapers including The Oakland Press and The Kansas City Star.
TERRANCE C.Z. EGGER has served as a Senior Vice President of the Company since July 2002. Mr. Egger served as a Vice President of the Company from February 1999 until July 2002, and served as a Vice President of PPC from March 1996 until March 1999. Mr. Egger has served as Publisher of the St. Louis Post-Dispatch (the “Post-Dispatch”) since July 1999, and served as General Manager of the Post-Dispatch from March 1996 until November 1999. Prior to joining PPC, Mr. Egger served as Vice President and Advertising Director for TNI Partners, a partnership in which the Company has an indirect 50% interest.
MATTHEW G. KRANER has served as a Vice President of the Company and as General Manager of the Post-Dispatch since November 8, 1999. Prior to joining the Company, Mr. Kraner worked for Knight Ridder, Inc. as Vice President of Advertising at The Kansas City Star.
JAMES V. MALONEY has served as Secretary of the Company since May 1998 and served as PPC’s Secretary from January 1984 through mid March 1999. Mr. Maloney was appointed Director of Shareholder Relations for the Company in May 1999 and served as Director of Shareholder Relations for PPC from June 1987 through mid March 1999.

ALAN G. SILVERGLAT has served as the Company’s Senior Vice President-Finance and Chief Financial Officer since September 2001. Mr. Silverglat was Corporate Vice President/Treasurer at Knight Ridder, Inc. from June 1995 to August 2001. From 1980 through 1995, he served as Senior Vice President/Finance and Administration and Chief Financial Officer for Knight Ridder’s Business Information Division, based in Kansas City, Missouri. Prior to joining Knight Ridder, Mr. Silverglat was with Ernst & Young. Mr. Silverglat is a Certified Public Accountant.
JON H. HOLT has served as Treasurer of the Company since March 1999 and served as Controller of the Company from March 1999 until January 2002, and served as Assistant Treasurer and Controller of PPC from September 1993 until March 1999. Prior to joining PPC, Mr. Holt was with Deloitte & Touche LLP, where he served as Audit Manager from September 1991 until September 1993, Audit Senior from September 1988 until September 1991 and Staff Accountant from September 1986 until September 1988.
JAN PALLARES has served as Corporate Controller of the Company since January 2002. Prior to joining the Company, Mr. Pallares worked for Knight Ridder, Inc. from 1987 to 2002, where he held a number of financial management positions at various newspapers, most recently as Vice President/Finance and New Business Development at the (Myrtle Beach, SC) Sun News. Mr. Pallares is a Certified Public Accountant.

      During 2003, the Board of Directors of the Company held eight meetings. Each director attended more than seventy-five percent (75%) of the aggregate number of meetings of the Board and all committees thereof on which he or she served that were held during the period he or she served on the Board.

      It is the Company’s policy that members of the Board of Directors should attend and be present at the Annual Meeting of Stockholders. All ten members of the Board of Directors attended the 2003 Annual Meeting of Stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the 2003 fiscal year, the officers, directors and holders of more than 10% of the Company’s Common Stock and Class B Common Stock complied with all Section 16(a) filing requirements.

Information Regarding Corporate Governance, the Board and Its Committees

      To assist in its oversight of the business and affairs of the Company, the Board has established the following committees: Audit Committee, Compensation Committee, Corporate Governance Committee, Executive Committee, Finance Committee, Nominating Committee and Planning Committee.

      The Company is eligible to be treated as a controlled company under NYSE Rule 303A due to the fact that the Voting Trust holds shares of Class B Common Stock constituting more than 50% of the aggregate voting power of the Company. NYSE Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. The Company has elected to avail itself of the Rule 303A exemption, determining that (i) the Board of Directors need not be composed of a majority of independent directors and (ii) the Compensation Committee, Corporate Governance Committee and Nominating Committee of the Board of Directors need not be composed entirely of independent directors.

      The Board of Directors also has determined that four of its ten members (Susan T. Congalton, Ken J. Elkins, Alice B. Hayes and Ronald H. Ridgway) are independent directors under the NYSE listing standards.

      The Company’s Audit Committee currently consists of Alice B. Hayes, Susan T. Congalton and Ken J. Elkins, each of whom, as determined by the Board in its business judgment (i) qualifies as an “independent” director under the regulations adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, (ii) is financially literate, (iii) qualifies as an “audit committee financial expert” under SEC regulations and (iv) has accounting or related financial management expertise. The Audit Committee, which met 19 times during 2003, assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal controls, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and of the independent auditors. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended, and attached hereto as Exhibit A. James M. Snowden, Jr., a director, served on the Audit Committee until December 27, 2003.

      The Company’s Compensation Committee consists of at least three members of the Board of Directors, including the Chairman of the Board and President, and one or more other directors who do not hold an officer position with the Company. Under the Company’s By-laws and the Compensation Committee Charter, at least one member of this Committee must meet the applicable director independence requirements of the NYSE. The Compensation Committee (including a subcommittee thereof), which met seven times and acted three times by unanimous written consent during 2003, assists the Board in its oversight of the evaluation of management of the Company and the compensation of the Company’s executives and non-management Board members. The current members of the Compensation Committee are Michael E. Pulitzer, William Bush, Ken J. Elkins, who has been determined by the Board of Directors to meet the director independence requirements of the NYSE, James M. Snowden, Jr. and Robert C. Woodworth.

      The Company’s Corporate Governance Committee consists of at least three members of the Board of Directors. Under the Company’s By-laws and the Corporate Governance Committee Charter, at least one member of this Committee must meet the applicable director independence requirements of the NYSE. This Committee, which met eight times during 2003, was established for the purpose of developing and recommending to the Board a set of corporate governance principles applicable to the Company and otherwise taking a leadership role in the corporate governance of the Company, including overseeing an annual evaluation of the performance of the Board. The current members of the Corporate Governance Committee are Michael E. Pulitzer, William Bush, Susan T. Congalton, who has been determined by the Board of Directors to meet the director independence requirements of the NYSE, Richard W. Moore, James M. Snowden, Jr. and Robert C. Woodworth.

      The Company’s Executive Committee consists of at least three members of the Board of Directors, including the Chairman of the Board and President, and one or more other directors who do not hold an officer position with the Company. This Committee, which met once during 2003, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, subject to certain limitations. The current members of the Executive Committee are Michael E. Pulitzer, Emily Rauh Pulitzer, Ronald H. Ridgway and Robert C. Woodworth.

      The Company’s Finance Committee consists of at least two members of the Board of Directors and, in the discretion of the Board of Directors, up to two additional persons, each of whom, if such person is not a director, shall be an advisory member of the Committee. This Committee, which did not meet during 2003, may exercise, in general, the authority of the Board with respect to approval or disapproval of certain contracts relating to capital expenditures, designation of depositories for monies and other valuable effects of the Company and designation of signatories on all checks, demands for money and bank or other similar accounts of the Company. The current members of the Finance Committee are Ronald H. Ridgway and Robert C. Woodworth. Terrance C.Z. Egger and Alan G. Silverglat serve as advisory members of this Committee.

      The Company’s Nominating Committee consists of at least three members of the Board of Directors. This Committee, which met once during 2003, assists the Board of Directors in its selection of individuals as nominees for election to the Board of Directors at the next annual meeting of the stockholders of the Company or to fill any vacancies or newly created directorships on the Board of Directors. The current members of the Nominating Committee are Michael E. Pulitzer, William Bush, Emily Rauh Pulitzer and James M. Snowden, Jr. None of the members of the Nominating Committee is an independent director under the NYSE listing standards because the Company has elected to be treated as a controlled company and the Board of Directors has determined that the members of the Nominating Committee need not be independent.

      Under the Company’s Restated Certificate of Incorporation, a stockholder of record, following the procedures set forth below, may nominate one or more persons for election as directors at any meeting of stockholders. The Nominating Committee will consider whether to recommend to the Board of Directors, for its selection, any individual nominated in accordance with these procedures. In view of these provisions of the Restated Certificate of Incorporation, the Nominating Committee does not have a separate policy with regard to the consideration of any director candidates recommended by the Company’s stockholders.

      In accordance with the Company’s Restated Certificate of Incorporation, any stockholder of record entitled to vote generally in the election of directors desiring to nominate one or more persons for election as directors at any meeting of stockholders may do so only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

      The Nominating Committee has historically relied, and intends to continue to rely, on suggestions by directors and management for purposes of assisting the Board of Directors in its selection of individuals as nominees for election to the Board of Directors at the next annual or special meeting of the stockholders of the Company or to fill any vacancies or newly created directorships on the Board of Directors. In addition, the Nominating Committee Charter authorizes the Nominating Committee to retain a search firm to assist the Nominating Committee in carrying out its duties.

      In considering potential director candidates, the Nominating Committee will determine whether the potential director candidate is eligible and qualified for service on the Board of Directors by evaluating the potential director candidate utilizing, among other factors, the minimum qualifications set forth below. The Nominating Committee contemplates that the process and manner of evaluating a potential director candidate will not differ based on whether the nominee is nominated by a stockholder of record or suggested to the Nominating Committee by directors or management.

      In considering whether to recommend any individual to the Board of Directors, for its selection, as a nominee for election to the Board of Directors, the Nominating Committee will consider that the objective of the Board of Directors is to maintain a balance of business, financial or other management experience, interpersonal skills and such other qualifications and factors as the Board of Directors and the Nominating Committee may deem appropriate from time to time, including that the Company has determined to avail itself of the “controlled company” exemptions under the listing standards of the NYSE.

      The Nominating Committee may consider (i) the individual’s integrity; honesty and reputation; business acumen; financial, regulatory and business experience; education; diligence; understanding of the Company’s business and industry; familiarity with and participation in a community served by one or more of the Company’s properties; strategic thinking; willingness to share ideas; network of contacts; diversity of experience, expertise, and background; and commitment to the Company and its stockholders; (ii) whether the individual is independent under the listing standards of the NYSE and the regulations of the SEC, (iii) whether the individual is a member of the Pulitzer family and (iv) any other factors the Board of Directors and the Nominating Committee deem relevant, including, without limitation, age, diversity and size of the Board of Directors.

      The Company’s Planning Committee consists of all of the members of the Board of Directors and, in the discretion of the Board of Directors, may include such additional persons as the Board of Directors shall from time to time determine, each of whom shall be an advisory member. This Committee, which met three times during 2003, assists the Board of Directors in reviewing the performance of the Company and in considering short and long term plans and strategies for the Company. The current members of the Planning Committee are all of the members of the Board of Directors. Terrance C.Z. Egger and Alan G. Silverglat serve as advisory members of this Committee.

Additional Information

      The Company’s Corporate Governance Guidelines provide that the Board shall hold, as and when appropriate, regular executive sessions where non-management directors meet without management participation. The Board has selected Michael E. Pulitzer to act as the presiding director at these executive sessions and has met in executive session following each regularly scheduled Board meeting, beginning in October 2003. If a stockholder desires to communicate with Mr. Pulitzer, a stockholder may do so by writing to him at Pulitzer Inc., c/o James V. Maloney, Secretary, 900 N. Tucker Blvd., St. Louis, MO 63101-1069.

      The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and will respond if and as appropriate. Absent unusual circumstances or as contemplated by Board committee charters, the Secretary of the Company will, with the assistance of the Company’s legal counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Secretary considers appropriate. Stockholders who wish to send communications on any topic to the Board, or any director, should address such communications to Pulitzer Inc., c/o James V. Maloney, Secretary, 900 N. Tucker Blvd., St. Louis, MO 63101-1069.

      Each stockholder communication will be forwarded to all directors, or the director to whom it is addressed, if it relates to substantive matters and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

      Additionally, the Company’s Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter and Nominating Committee Charter are available on the Company’s website at www.pulitzerinc.com. Copies of these documents also are available in print to any stockholder who requests a copy. The Company intends to disclose any amendments to, or waivers granted with respect to, a provision of the Code of Ethics for Senior Financial Officers on the Company’s website within five business days following the date of the amendment or waiver.

Compensation of Directors

      Cash compensation for non-employee directors of the Company during 2003 was set at $10,000 per year. In addition, each non-employee director received $1,000 for each meeting of the Board of Directors or any of its committees he or she attended in person or by telephone, a $1,500 travel allowance if he or she attended in person, and a per diem payment of $300 for each day he or she stayed overnight in St. Louis or elsewhere in connection with any meeting of the Board of Directors or any of its committees. Effective January 1, 2004, the Board of Directors approved (i) an increase from $10,000 to $20,000 in the annual cash compensation paid to non-employee directors, (ii) an additional annual cash payment of $10,000 payable to non-employee directors who serve on the Audit Committee, and (iii) an increase from $1,000 to $1,500 in the per-meeting cash fee payable to non-employee directors for attendance at Board and Committee meetings.

      Pursuant to the Pulitzer Inc. 1999 Stock Option Plan (which has since been replaced by the Pulitzer Inc. 2003 Incentive Plan), options to purchase 3,000 shares of Common Stock were automatically granted to each non-employee director (other than directors who beneficially own 1% or more of any class of capital stock of the Company) on the day following the 2003 Annual Meeting of Stockholders. Non-employee directors will be eligible to receive equity-based and other incentive awards at the discretion of the Board of Directors pursuant to the Pulitzer Inc. 2003 Incentive Plan. The Board of Directors has approved the following awards to each non-employee director (other than those who beneficially own 1% or more of any class of the capital stock of the Company), effective on the day following the 2004 Annual Meeting of Stockholders: (a) options to purchase 3,000 shares of Common Stock based on the fair market value of the Company’s Common Stock on the grant date, and (b) restricted stock or stock units with a value of $20,000 based on the fair market value of the Company’s Common Stock on the grant date.

      Michael E. Pulitzer, Chairman of the Board of Directors, is party to an employment and consulting agreement dated June 1, 1999, pursuant to which Mr. Pulitzer served as Executive Chairman of the Company until his retirement on May 31, 2001, and under which Mr. Pulitzer now serves as non-executive Chairman and senior advisor to the Company through May 31, 2006. Mr. Pulitzer is entitled to an annual consulting/advisory fee of $700,000 for his services as senior advisor to the Company. If Mr. Pulitzer dies before May 31, 2006, his surviving spouse, if any, will be entitled to an annual payment, payable in equal monthly installments, equal to 50% of the advisory fee Mr. Pulitzer would have received if he had lived.

      Emily Rauh Pulitzer, a director, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mrs. Pulitzer provides, at the request of the Chairman of the Board of Directors, advice regarding the business operations of the Company and its subsidiaries, and general advice regarding long-term strategic planning. For her services under the agreement, Mrs. Pulitzer was paid at an annual rate of $176,985 for the year 2003, and Mrs. Pulitzer will be paid at an annual rate of $183,180 in 2004. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

      David E. Moore, who served as a director and a member of the Company’s Compensation Committee and Planning Committee until his resignation as a director effective as of the Company’s 2003 Annual Meeting of Stockholders, and who since that time has served as a director emeritus of the Company, was a party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mr. Moore provided, at the request of the Chairman of the Board of Directors, managerial advice regarding the business operations of the Company and its subsidiaries and general business advice regarding long-term strategic planning. For his services under that agreement, which terminated on October 9, 2003, Mr. Moore was paid $176,985 in 2003. It is anticipated that Mr. Moore will receive $1,500 for each meeting of the Board and the Planning Committee that he attends (either in person or by telephone) as well as a $1,500 travel allowance and a $300 per diem allowance for all meetings which Mr. Moore attends in person. Mr. Moore is the father of Richard W. Moore, a director of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In general, the objectives of the Company’s executive compensation policy are to attract and retain key executives, promote improved corporate performance and enhance stockholder value. The guidelines used in carrying out these objectives include:

a)	Base salaries should be maintained at competitive levels.

b)	Executives should have a meaningful portion of their annual compensation at risk, tied to the performance of the Company.

c)	Executives should have long-term incentives which align their interests with those of the stockholders.

d)	Executive compensation should be subject to periodic review by the Compensation Committee.

      The Company’s Compensation Committee is comprised of five directors. Robert C. Woodworth is the only member who is an employee of the Company. Although a member of the Company’s Compensation Committee, Mr. Woodworth does not participate in decisions relating to his own compensation. The Committee has utilized, and intends from time to time in the future to utilize, the services of independent compensation consultants.

Executive Compensation Components

      Executive compensation is comprised of three key components:

      Base Salary — Base salaries for the executive officers, including the executives named in the Summary Compensation Table (the “Named Executives”), are reviewed annually by the Compensation Committee. In reviewing an executive’s salary (as well as other elements of an executive’s compensation), the Committee considers information regarding other companies’ pay practices and other factors, including (i) individual performance, level of experience, ability and knowledge of the job, (ii) overall performance of business units and, as appropriate, performance of business units and subsidiaries of the Company and (iii) other relevant facts and circumstances.

      Annual Incentive Compensation — The Committee believes that a significant portion of the Named Executives’ annual cash compensation should be at risk. Toward that end, the Company has an annual incentive plan under which bonuses for a year may be earned if pre-established performance goals are met. The performance goals for a year are set at the beginning of the year using Company-wide and/ or business unit operating income as the principal measure. Each Named Executive is assigned a target bonus opportunity expressed as a percentage (ranging from 50% to 100%) of his or her salary. If the applicable performance goal(s) for a year is met, then the individual’s bonus is 100% of the target. The Company uses a grid pursuant to which a lower bonus is earned if actual performance is between 65% and 100% of the goal(s), and a higher bonus is earned if actual performance is between 100% and 120% (or more) of the goal(s). Actual operating income for 2003 as a percentage of the goals established for the various performance measurements ranged from 90% to 96%. As a result, for 2003, the Compensation Committee awarded the Named Executives as a group incentive bonuses of approximately 61% of their combined stated base salaries (representing approximately 38% of their total cash pay for the year).

      Long-Term Incentive Compensation — Long-term incentive compensation for the Company consists of stock options and grants of restricted stock and stock units. These equity-based incentives provide executives an opportunity to increase their ownership of Company stock, and thereby align their interests more closely with those of the Company’s stockholders. The Compensation Committee is responsible for administering and making awards under the Company’s 2003 Incentive Plan. Grant levels are based on individual performance, competitive considerations, and other factors deemed relevant by the Committee, without emphasizing any particular factor.

      On December 10, 2003, the Compensation Committee granted to each of Messrs. Silverglat, Egger, Contreras and Kraner options to purchase 30,000, 32,500, 25,000 and 22,000 shares of Common Stock, respectively. These options generally vest ratably over the three-year period commencing December 10, 2004, except that a portion of Mr. Silverglat’s option, covering 10,000 shares, will not vest until December 31, 2009, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending December 31, 2006. All of the stock options have an exercise price equal to the fair market value of the Common Stock on the grant date. On October 29, 2003, the Compensation Committee approved a restricted stock award to Mr. Contreras for 3,946 shares which vest on September 5, 2006. For a description of stock option and restricted stock unit awards granted to Mr. Woodworth relating to fiscal 2003, see “Compensation of the Chief Executive Officer” below.

Deduction Of Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of executive compensation paid by public companies. In general, under the applicable limitations, the Company may not deduct annual compensation paid to certain executive officers in excess of $1,000,000. Non-deductibility would result in additional tax cost to the Company. In making compensation decisions, the Compensation Committee gives consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation). Deferred compensation is not taken into account in applying the deduction limitations. Accordingly, to lessen the likelihood that a portion of a senior executive’s compensation for any year would not be deductible, the Compensation Committee may require that payment of the non-deductible portion be deferred. Executives are also permitted to make voluntary deferrals of their salary and bonus. Deferred compensation will generally be paid or begin being paid following termination of employment with the Company. Stock option and other non-deferred compensation paid by the Company is taken into account in applying the Section 162(m) deduction limitation.

Compensation of the Chief Executive Officer

      On December 18, 1998, the Company entered into an employment agreement with Robert C. Woodworth pursuant to which Mr. Woodworth serves as President and Chief Executive Officer of the Company. The initial term of Mr. Woodworth’s agreement was three years, beginning January 1, 1999. At the end of each year, the agreement automatically renews for an additional year. For 2003, Mr. Woodworth received base salary of $724,914 and earned an incentive bonus of $652,423. If Mr. Woodworth terminates his employment for “good reason” or the Company terminates his employment without “cause,” then Mr. Woodworth will be entitled to severance of up to three years’ salary plus accelerated vesting of his stock option and restricted stock unit awards. Mr. Woodworth may be entitled to additional severance payments and benefits under the Company’s Executive Transition Plan. See “Employment Contracts and Change in Control Arrangements — Pulitzer Inc. Executive Transition Plan.” In January 2002, the Company entered into a split dollar life insurance arrangement pursuant to which the Company agreed to make premium payments under a $5 million life insurance policy on the joint lives of Mr. Woodworth and his wife. The Company’s interest in the policy at any time is equal to the greater of the premiums paid by the Company or the cash surrender value of the policy. The Company has deferred payment of premiums payable after July 30, 2002 pending clarification of certain technical issues raised by the Sarbanes-Oxley Act of 2002.

      On December 10, 2003, the Compensation Committee granted Mr. Woodworth a stock option for 94,000 shares of Common Stock and restricted stock units covering 30,800 shares of Common Stock. A portion of the option covering 62,333 shares vests ratably over the three-year period commencing on the grant date, and a portion of the restricted stock units covering 20,533 shares vests in full at the end of that three-year period. The additional stock option shares and restricted stock units will vest in full on December 31, 2009, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending

December 31, 2006. All of the options have an exercise price equal to the fair market value of the Common Stock on the grant date.

Compensation Committee
of the Board of Directors:

MICHAEL E. PULITZER, Chairman
WILLIAM BUSH
KEN J. ELKINS
JAMES M. SNOWDEN, JR.
ROBERT C. WOODWORTH

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Michael E. Pulitzer, a member of the Company’s Compensation Committee, serves as a senior advisor to and Chairman of the Board of the Company. He previously served as the Company’s Executive Chairman and prior thereto as its President and Chief Executive Officer. See “Management — Compensation of Directors.”

      William Bush, a member of the Company’s Compensation Committee, is a partner in Fulbright & Jaworski L.L.P. In 2003, the Company retained, and incurred costs for legal services provided by, Fulbright & Jaworski L.L.P. in the approximate amount of $1.6 million. The Company intends to retain and compensate Fulbright & Jaworski L.L.P. in the future as attorneys in connection with such legal matters as the Company deems appropriate.

      James M. Snowden, Jr., a member of the Company’s Compensation Committee, is an Executive Vice President of Huntleigh. Huntleigh has a retainer relationship with the Company with respect to general financial advisory services. In 2003, the Company incurred costs for financial advisory services provided by Huntleigh in the approximate amount of $0.2 million. The Company intends to retain and compensate Huntleigh in the future as a financial advisor in connection with such financial matters as the Company deems appropriate.

      Robert C. Woodworth, a member of the Company’s Compensation Committee, serves as the Company’s President and Chief Executive Officer. See “Management,” and “Compensation Committee Report on Executive Compensation.”

Certain Relationships and Related Transactions

      Pursuant to the terms of the late Joseph Pulitzer Jr.’s employment agreement, the Company assumed the obligation of PPC to pay Emily Rauh Pulitzer, a director of the Company, as the beneficiary of Joseph Pulitzer Jr.’s deferred compensation balance, a monthly annuity of $15,000 (including interest). The annuity payments to Mrs. Pulitzer terminated in May of 2003.

      Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway, each a director of the Company, receive annual pension payments of approximately $714,000, $210,000 and $181,000, respectively, as well as retiree and other insurance benefits in connection with their prior service as employees of PPC and, in the case of Messrs. Pulitzer and Ridgway, the Company. Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway are covered by cash value life insurance policies under which the Company is required to make a series of annual premium payments pursuant to split dollar life insurance agreements made in connection with their prior employment. The split dollar agreements provide that, at any time, the Company’s interest in each policy is equal to the greater of the premiums paid by the Company or the cash surrender value of the policy, and the Company’s interest in each policy is secured by a collateral assignment of the policy. The Company has deferred payment of premiums payable after July 30, 2002 pending clarification of certain technical issues raised by the Sarbanes-Oxley Act of 2002.

EXECUTIVE COMPENSATION

      The following Summary Compensation Table shows the compensation earned (inclusive of deferred amounts ) by the five most highly compensated executive officers (the “Named Executives”) of the Company for fiscal years ended 2003, 2002 and 2001:

SUMMARY COMPENSATION TABLE

						Long-Term Compensation

	Annual Compensation					Awards			Payouts

					Other Annual	Restricted		Options/	LTIP	All Other
Name and					Compensation	Stock Awards		SARs	Payouts	Compensation
Principal Position	Year	Salary($)	Bonus($)		($)(2)	($)		(#)	($)	($)(6)

Robert C. Woodworth	2003	738,288	653,181		76,546	2,071,417	(3)	125,667	0	4,730
President and Chief	2002	699,930	774,873		54,656	880,044	(3)	62,333	0	5,401
Executive Officer	2001	678,847	272,636		34,054	1,350,160	(3)	85,000	0	5,850
Alan G. Silverglat	2003	420,923	186,894		0	0		40,000	0	6,680
Senior Vice President —	2002	393,404	201,578		0	0		20,000	0	109,488	(7)
Finance and Chief	2001	112,308	150,201	(1)	0	0		52,500	0	52,342	(7)
Financial Officer
Terrance C. Z. Egger	2003	411,923	194,174		11,442	0		43,333	0	4,598
Senior Vice President	2002	371,760	256,337		8,435	250,036	(4)	21,667	0	4,600
	2001	337,019	113,644		9,932	0		32,500	0	5,850
Mark G. Contreras	2003	294,079	141,391		0	200,025	(5)	33,333	0	4,538
Senior Vice President	2002	259,901	141,065		0	0		16,667	0	4,599
	2001	252,260	75,957		0	0		22,500	0	5,548
Matthew G. Kraner	2003	276,462	130,884		0	0		29,333	0	4,650
Vice President	2002	254,519	170,746		0	0		14,667	0	4,600
	2001	239,923	68,812		0	0		20,000	0	5,379

(1)	Amounts in 2001 include the payment to Mr. Silverglat of $100,000 as a signing bonus pursuant to the terms of Mr. Silverglat’s employment with the Company.

(2)	Reflects (i) amounts paid to Mr. Woodworth as dividend equivalents with respect to his restricted stock unit awards; (ii) $7,159, $6,340 and $5,838 in benefits in 2003, 2002 and 2001, respectively, related to participation in the 1999 Pulitzer Inc. Employee Stock Purchase Plan for Mr. Egger, (iii) $4,283, $2,095 and $4,094 paid to Mr. Egger in 2003, 2002 and 2001, respectively, as dividends with respect to his restricted stock awards.

(3)	Reflects the grant of 10,267 restricted stock units valued at an average market price of $42.58 per share on February 21, 2003 and 30,800 restricted stock units valued at an average market price of $53.06 per share on December 10, 2003, 20,533 restricted stock units valued at an average price of $42.86 per share on December 11, 2002, and 28,000 shares of restricted stock units valued at the average market price of $48.22 per share on December 6, 2001. The Company will pay Mr. Woodworth dividend equivalents related to his restricted stock units according to the terms of the Company’s normal dividend declarations. As of December 28, 2003, Mr. Woodworth held a total of 139,680 restricted stock units with an aggregate market value of approximately $7,507,800 based on the closing market price of the Company’s Common Stock of $53.75 per share on December 26, 2003.

(4)	Reflects the grant of 5,949 shares of restricted stock to Mr. Egger valued at an average market price of $42.03 per share on July 24, 2002, the date of the award. The Company will pay Mr. Egger dividends on his restricted shares according to the terms of the Company’s normal dividend declarations. As of December 28, 2003, Mr. Egger held a total of 5,949 shares of restricted stock with an aggregate value of approximately $319,759 based on the closing market price of the Company’s Common Stock of $53.75 per share on December 26, 2003.

(5)	Reflects the grant of 3,946 shares of restricted stock to Mr. Contreras valued at an average market price of $50.69 per share on October 29, 2003, the date of the award. The Company will pay Mr. Contreras dividends on his restricted shares according to the terms of the Company’s normal dividend declarations. As of December 28, 2003, Mr. Contreras held a total of 3,946 shares of restricted stock with an aggregate value of approximately $212,098 based on the closing market price of the Company’s Common Stock of $53.75 per share on December 26, 2003.

(6)	Includes (i) imputed income related to life insurance and pension benefits of $88 in the case of Mr. Woodworth for 2003, (ii) contributions to the Pulitzer Retirement Savings Plan, in the amount of $4,642, $4,600, $4,598, $4,538, $4,650, respectively, in the cases of Messrs. Woodworth, Silverglat, Egger, Contreras, and Kraner, (iii) and medical opt-out payments of $2,080, $2,040 and $680 for Mr. Silverglat, in 2003, 2002 and 2001, respectively.

(7)	Amounts in 2001 and 2002 include moving expenses of $51,462 and $102,979, respectively, in the case of Mr. Silverglat.

     The following table provides information on option grants made in fiscal 2003 to the Named Executives of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

	Number of	% of Total			Potential Realizable Value
	Securities	Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Price Appreciation
	Granted	Employees	Exercise Or		for Option Term(5)
	Options	in Fiscal	Base Price	Expiration
Name	(# of Shares)	2003(4)	($)	Date	5%($)	10%($)

Robert C. Woodworth(1)(2)	31,667	5.48%	42.49	02/21/13	846,197	2,144,430
Robert C. Woodworth	62,333	10.78%	52.92	12/10/13	2,074,511	5,257,218
Robert C. Woodworth(3)	31,667	5.48%	52.92	12/10/13	1,042,808	2,670,822

	125,667	21.74%			3,974,621	10,072,470
Alan G. Silverglat(1)(2)	10,000	1.73%	42.49	02/21/13	267,217	677,181
Alan G. Silverglat	20,000	3.46%	52.92	12/10/13	665,622	1,686,817
Alan G. Silverglat(3)	10,000	1.73%	52.92	12/10/13	332,811	843,409

	40,000	6.92%			1,265,650	3,207,407
Terrance C.Z. Egger(1)	10,833	1.87%	42.49	02/21/13	289,477	733,590
Terrance C.Z. Egger	32,500	5.62%	52.92	12/10/13	1,081,636	2,741,078

	43,333	7.50%			1,371,112	3,474,668
Mark G. Contreras(1)	8,333	1.44%	42.49	02/21/13	222,672	564,295
Mark G. Contreras	25,000	4.32%	52.92	12/10/13	832,028	2,108,521

	33,333	5.77%			1,054,700	2,672,816
Matthew G. Kraner(1)	7,333	1.27%	42.49	02/21/13	195,950	496,577
Matthew G. Kraner	22,000	3.81%	52.92	12/10/13	732,184	1,855,499

	29,333	5.07%			928,135	2,352,076
TOTAL	271,666	46.99%

(1)	These options were granted on February 21, 2003 relating to fiscal 2002 and, in each case, represented approximately one-third of the total options with respect to 2002 that were approved by the Compensation Committee in December 2002 for the Named Executive.

(2)	These options vest on December 31, 2008, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending December 31, 2005.

(3)	These options vest on December 31, 2009, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending December 31, 2006.

(4)	Based on an aggregate of 578,141 stock options granted to all employees in fiscal 2003.

(5)	The dollar amounts under these columns are the result of calculations assuming annual rates of appreciation in the market price of the Common Stock over the option term at the 5 percent and 10 percent rates set by the rules of the SEC and are not intended to forecast possible future appreciation, if any, in the market price of the Common Stock.

     The following table provides information on option exercises in fiscal 2003 by the Named Executives of the Company and the value of such officers’ unexercised options at December 28, 2003:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND DECEMBER 28, 2003 OPTION VALUES

			Number of Unexercised		Value of Unexercised In-the-
	Shares		Options/SARs (Shares)		Money Options/SARs($)(1)
	Acquired	Value
Name	on Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert C. Woodworth	0	0	392,244	195,556	4,599,407.09	1,030,214.70
Alan G. Silverglat	0	0	51,666	60,834	341,511.20	314,363.80
Terrance C.Z. Egger	0	0	159,521	58,112	1,268,939.51	352,253.70
Mark G. Contreras	0	0	87,556	59,444	989,726.21	279,682.00
Matthew G. Kraner	0	0	58,222	48,778	609,879.11	243,470.00

(1)	Computed based upon the difference between closing market price of the Common Stock on December 26, 2003, the last business day of the Company’s 2003 fiscal year, and the exercise price.

DEFINED BENEFIT PLANS

      Pulitzer Inc. Pension Plan. The Pulitzer Inc. Pension Plan (the “Pension Plan”) is a qualified defined benefit plan under Section 401(a) of the Code. In general, the Pension Plan covers only non-union employees who are not covered by the Pulitzer Inc. Cash Balance Plan, including the Company’s executive officers. The Pension Plan provides for payment of a monthly retirement income which, expressed as a single life annuity beginning at normal retirement age (later of age 65 or the completion of five years of participation), is approximately equal to the sum of (i) 1.5% of monthly earnings for each year of service up to 25 years, (ii) 1% of monthly earnings for each year of service beyond 25 years, (iii) 0.5% of monthly earnings in excess of “covered compensation” for each year of service up to a total of 35 years (subject to certain limitations), and (iv) the benefit, if any, earned under a predecessor plan as of December 31, 1988. Generally, monthly earnings means the monthly average of an employee’s base earnings in the specified years, covered compensation means base compensation with respect to which social security benefits are earned, and service includes prior service with PPC. Pension Plan benefits become vested upon completion of five years of service. A covered employee may retire with reduced benefits after attaining age 55 and completing five years of service.

      Total estimated annual retirement benefits for Robert C. Woodworth, Alan G. Silverglat, Terrance C.Z. Egger, Mark G. Contreras and Matthew G. Kraner under the Pension Plan, assuming they all continue service at their most recent levels of compensation and retire at age 65 are $50,213, $36,558, $91,864, $97,180 and $100,626, respectively, payable in the form of a single life annuity. The following table shows the estimated annual pension payable under the Pension Plan to persons retiring at age 65 and reflects the fact that the benefits provided by the Pension Plan’s formula are subject to certain constraints under the Code. For 2004, the maximum annual benefit is $165,000 under Code Section 415. Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2004 is $205,000. These dollar amounts are subject to cost of living increases in the future.

PENSION PLAN TABLE

	Estimated Annual Pension Benefits
Annual	For Years of Services Indicated
Compensation
At Retirement	15 yrs.	20 yrs.	25 yrs.	30 yrs.	35 yrs.

$150,000	$29,225	$34,628	$38,610	$39,463	$39,795
200,000	40,123	47,713	53,409	54,932	55,760
250,000	51,022	60,798	68,208	70,400	71,724
300,000	58,029	73,884	83,006	85,869	87,689
350,000	58,029	77,372	96,715	101,337	103,654
400,000	58,029	77,372	96,715	110,932	119,619
450,000	58,029	77,372	96,715	110,932	125,150
500,000	58,029	77,372	96,715	110,932	125,150

      Supplemental Executive Benefit Pension Plan. The Pulitzer Inc. Supplemental Executive Benefit Pension Plan (the “Supplemental Plan”) is an unfunded defined benefit plan which provides for the payment of a minimum annual retirement income to executive officers and other designated highly compensated employees, taking into account employer provided benefits earned under the Pension Plan. In general, the retirement pension earned by a Supplemental Plan participant, expressed as an annual single life annuity beginning at the participant’s normal retirement date (age 65 and 5 years of service), is equal to 40% of the participant’s final three-year average compensation multiplied by a fraction, the numerator of which is the number of the participant’s years of credited service (not to exceed 25), and the denominator of which is 25. The amount of a participant’s benefit, as so determined, is payable by the Company to the extent it is not covered by the employer-provided benefit payable to the participant under the Pension Plan. Participants become vested in their Supplemental Plan benefits after the completion of five years of service. Vested participants who retire between age 55 and 65 may elect to begin receiving reduced annual payments before age 65. The early retirement reduction factor may be waived in specific cases. Mr. Woodworth may be entitled to enhanced Supplemental Plan benefits upon a termination of employment in conjunction with a change in control of the Company. See “Employment Contracts and Changes in Control Arrangements — Pulitzer Inc. Executive Transition Plan.” Subject to certain conditions, the Supplemental Plan also provides for the payment of a 50% survivor annuity to the surviving spouse of a deceased participant.

      The following table shows the estimated annual pension benefits that would be payable under the existing Supplemental Plan formula, without regard to offsets for the employer-provided benefit payable under the Pension Plan, to persons retiring at age 65 in the specified compensation and years-of-service classifications. The estimated annual Supplemental Plan benefits for Robert C. Woodworth, Alan G. Silverglat, Terrance C.Z. Egger, Mark G. Contreras and Matthew G. Kraner, assuming continued service at their current levels of compensation and retirement at age 65, payable in the form of a 50% joint and survivor annuity, are $232,042, $47,598, $139,367, $61,449, and $58,136, respectively.

SUPPLEMENTAL PLAN TABLE

		Estimated Annual Pension Benefits
Annual		For Years of Service Indicated
Compensation
At Retirement	15 yrs.	20 yrs.	25 yrs.	30 yrs.	35 yrs.

$150,000	$36,000	$48,000	$60,000	$60,000	$60,000
200,000	48,000	64,000	80,000	80,000	80,000
250,000	60,000	80,000	100,000	100,000	100,000
300,000	72,000	96,000	120,000	120,000	120,000
350,000	84,000	112,000	140,000	140,000	140,000
400,000	96,000	128,000	160,000	160,000	160,000
450,000	108,000	144,000	180,000	180,000	180,000
500,000	120,000	160,000	200,000	200,000	200,000

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

      For a description of Mr. Woodworth’s employment agreement, see “Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”

      The Company is party to an employment agreement with Terrance C.Z. Egger, which was entered into on August 26, 1998. The initial term ended on March 18, 2001; however, unless terminated, the agreement will continue for successive one-year renewal terms. Under his employment agreement, Mr. Egger is entitled to annual salary, annual incentive compensation and participation in Company benefit plans. If Mr. Egger’s employment is terminated by the Company without “cause” or by him for “good reason,” he will be entitled to severance of up to one year of salary and bonus, continuing group health and life coverage for at least one year, and accelerated vesting of outstanding stock options and restricted stock awards. Mr. Egger may be entitled to additional severance payments and benefits pursuant to the Executive Transition Plan described below.

      Pulitzer Inc. Executive Transition Plan. The Pulitzer Inc. Executive Transition Plan (“Executive Transition Plan”), which was adopted in September 2001, provides severance and other payments and benefits upon termination of a participating executive’s employment with the Company and its subsidiaries. The Executive Transition Plan is administered by the Compensation Committee. The rights of each participating executive are fixed by the Compensation Committee in accordance with parameters set forth in the Executive Transition Plan. These parameters include (a) continuing pay and group insurance benefits for up to three years following an involuntary termination of employment (whether or not in conjunction with a change in control), (b) accelerated vesting of stock options and other equity-based compensation awards upon a change in control of the Company (whether or not the executive’s employment is terminated), and (c) enhanced supplemental pension benefits for a participating executive whose employment terminates in conjunction with a change in control. All of the Named Executives have been awarded participation in the Executive Transition Plan. Under the terms of their participation, each of Messrs. Silverglat, Egger, Contreras and Kraner will be entitled to receive 1.5 times his annual salary plus bonus, and continuing group health and life coverage for up to 1.5 years if his employment is terminated by the Company without “cause,” other than in connection with a change in control of the Company. If, in contemplation of or within 2 years after a change in control of the Company, any such executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” then he will be entitled to the following payments and benefits: severance equal to two times salary plus bonus, continuing group health and life coverage for two years, and two years of additional service credit under the Company’s Supplemental Plan. In addition, each such executive’s stock options will be fully vested in the event of a change in control, whether or not his employment is terminated.

      Under the terms of his participation in the Executive Transition Plan, Mr. Egger is eligible to receive the same benefits as those described above with the following additional provisions: (i) if Mr. Egger’s employment terminates in contemplation of, or within two years after, a change in control of the Company, then Mr. Egger will be entitled to an additional cash payment sufficient to make him whole if he is required to pay excise tax under Section 4999 of the Code and (ii) Mr. Egger can receive reduced severance (including one times salary and bonus, plus excise tax protection) if he voluntarily terminates his employment during the thirteenth month following a change in control of the Company. In order to avoid duplication, Mr. Egger’s entitlements under the Executive Transition Plan will be offset by any corresponding entitlements under his employment agreement.

      Under the terms of his participation in the Executive Transition Plan, if Mr. Woodworth’s employment is terminated by the Company without “cause” or by him for “good reason” (otherwise than in conjunction with a change in control of the Company), then Mr. Woodworth will be entitled to receive up to three times his annual salary plus two times his average annual bonus, continuing group health and life insurance coverage for up to three years and accelerated vesting of stock options and restricted stock unit awards. If the termination of Mr. Woodworth’s employment occurs in contemplation of, or within two years after, a change in control of the Company, then Mr. Woodworth will be entitled to the following payments: severance equal to three times salary plus bonus, continuing group health and life insurance coverage for three years, accelerated vesting and enhanced benefits under the Company’s Supplemental Plan (including up to two years of additional benefit accrual and a waiver of the actuarial reduction for early payment), and an additional cash payment sufficient to make him whole if he is required to pay excise tax under Section 4999 of the Code (which would be the case if the value of the payments and benefits he receives due to the change in control is greater than three times his average compensation for the five years prior to the year in which the change in control occurs). Mr. Woodworth can receive reduced severance (including two times salary and bonus, plus excise tax protection) if he voluntarily terminates his employment during the thirteenth month following a change in control. Mr. Woodworth’s stock options and restricted stock unit awards will be fully vested in the event of a change in control of the Company, whether or not his employment is terminated. In order to avoid duplication, Mr. Woodworth’s entitlements under the Executive Transition Plan will be offset by any corresponding entitlements under his employment agreement.

AUDIT COMMITTEE REPORT

      The new written charter of the Audit Committee, as revised in response to regulations adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Sarbanes-Oxley Act of 2002 and changes to the NYSE listing standards, and as adopted by the Board of Directors, is attached hereto as Appendix A. In accordance with its charter, the Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal controls, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and of the independent auditors.

      During fiscal 2003 the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to the public release of that information.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

      The Audit Committee reviewed and discussed with the independent auditors the communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, reviewed and discussed the results of the independent auditors’ examination of the financial statements of the Company.

      The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 28, 2003 with management and the independent auditors.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2003, for filing with the SEC. The Audit Committee reappointed Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2004, subject to ratification by the stockholders at the 2004 annual meeting.

Audit Committee
of the Board of Directors

ALICE B. HAYES, Chairperson
SUSAN T. CONGALTON
KEN J. ELKINS

STOCK PERFORMANCE GRAPH

      The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF CUMULATIVE TOTAL RETURN

(Pulitzer Inc., S&P 500 Index, S&P 500 Publishing Index)

PULITZER INC.

Relative Market Performance
Total Return March 19, 1999-December 31, 2003

      The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) beginning on March 19, 1999, when the Company’s Common Stock was first traded on the NYSE and for each calendar quarter ended thereafter for the Company, the S&P 500 Index and the S&P 500 Publishing Index is based on the stock price or composite index at March 19, 1999.

      The above graph compares the performance of the Company with that of the S&P 500 Index and the S&P 500 Publishing Index with the investment weighted on market capitalization. Companies included in the S&P 500 Publishing Index are: (i) Dow Jones & Company, Inc., (ii) Gannett Co., Inc., (iii) Knight Ridder, Inc., (iv) McGraw-Hill Companies, (v) Meredith Corp., (vi) The New York Times Company and (vii) Tribune Company.

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Although the by-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Audit Committee of the Board of Directors of the Company considers it desirable that its appointment of the independent auditors be ratified by the stockholders. Deloitte & Touche LLP served as the independent auditors for the Company for its 2003 fiscal year and will serve in that capacity for the Company for the 2004 fiscal year. The Audit Committee will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

      A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

Independent Auditors’ Fees

      The following table summarizes the aggregate fees billed to Pulitzer Inc. by its independent auditors, Deloitte & Touche LLP:

	2003	2002

Audit Fees(a)	$419,175	$405,000
Audit-Related Fees(b)	224,750	30,000
Tax Fees(c)	46,715	79,840
All Other Fees(d)	0	252,695

Total	$690,640	$767,535

(a)	Fees for audit services billed in 2003 and 2002 consisted of:

•	Audit of the Company’s annual financial statements
•	Reviews of the Company’s quarterly financial statements
•	Consents and other services related to SEC matters

(b)	Fees for audit-related services billed in 2003 consisted of:

•	Sarbanes-Oxley Act, Section 404 advisory services
•	Financial accounting and reporting consultations

     Fees for audit-related services billed in 2002 consisted of:

•	Audit of the benefit plans of the Company and its subsidiaries

(c)	Fees for tax services billed in 2003 and 2002 consisted of:

•	Tax compliance services (i.e. services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings) with respect to:

           i. Federal, state and local income tax return assistance
          ii. Assistance with tax audits and appeals

•	There were no fees in 2003 or 2002 for tax planning and advice

(d)	Fees for all other services billed in 2002 consisted of:

•	Analysis and consultation regarding the Company’s medical benefit plans

	2003	2002

Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0:1.0	0.5:1.0

      The Audit Committee of the Board of Directors has determined that the performance of services related to “All Other Fees” is compatible with maintaining the independence of Deloitte & Touche LLP.

Pre-Approval Policy

      Pursuant to the Sarbanes-Oxley Act of 2002, the Board of Directors of the Company has instructed the Audit Committee to approve all audit and permissible non-audit services to be performed by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. Accordingly, it is the Audit Committee’s policy that it pre-approve all audit and permissible non-audit services to be performed by the Company’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided.

      The independent auditors or management will advise the Audit Committee regarding each audit or permissible non-audit service proposed to be pre-approved by it and whether the service is consistent with the Sarbanes-Oxley Act of 2002 and any other then-applicable laws, rules and regulations. Audit Committee files will contain appropriate supporting information for each service to be pre-approved.

PROPOSAL NUMBER THREE
STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL

      The Company has been notified that one stockholder, The St. Louis Newspaper Guild, Local 36047 of the Communications Workers of America (the “Guild”), 1015 Locust, Suite 740, St. Louis, Missouri 63101 (which has notified the Company that it is the owner of 90 shares of common stock), intends to present the following proposal for consideration at the Annual Meeting:

“Resolved, the shareholders request that the Board of Directors adopt a policy that it will voluntarily comply with certain new listing standards of the New York Stock Exchange, which would require that the Board have a majority of independent directors, and have certain board committees composed entirely of independent directors.”

SHAREHOLDER’S SUPPORTING STATEMENT

      “Recent corporate scandals have led the New York Stock Exchange (“NYSE”) to adopt new listing standards to improve corporate governance. Among other things, these new listing standards require the board of directors of most listed companies to consist of a majority of independent directors, establish criteria for determining whether directors may be classified as independent, and require that certain board committees shall be composed entirely of independent directors.

      The Securities and Exchange Commission has approved the new standards, noting that they were “designed to further the ability of honest and well-intentioned directors, officers, and employees . . . to perform their functions effectively.” But Pulitzer is exempt from the new independence requirements, because they do not apply when 50% or more of the voting control of a listed company is held by an individual, group or entity. In short, the Board must adopt a policy of voluntary compliance if the shareholders are to benefit from the new requirements.

      We believe the independence of the Pulitzer Board is a matter of serious concern. In our view, eight of the ten Pulitzer directors either have family, business, or employment relations that could impair the independence of their judgment, or have had such relationships in the past.

      For example, three directors are members of the Pulitzer family, which controls the corporation through a voting trust. These include Michael Pulitzer, the Chairman of the Board, Emily Rauh Pulitzer, his sister in law, and Richard Moore, who is a cousin. The two Pulitzers also have consulting relationships with the Company, which entitled them to compensation of $700,000 and $176,000, respectively, during 2003.

      Three additional members of the Board are either current or former employees of Pulitzer. These include Robert Woodworth, the current President and CEO, Ronald Ridgeway [sic], who retired as a Senior Vice President in 2001, and Ken Elkins, who retired as a Senior Vice President in 1999.

      Two of the remaining board members have had business relations with the Company that are likely to continue. These include William Bush, who is a member of a law firm that the Company uses, and James Snowden, who is a member of a firm that has provided financial advice to the Company.

      In view of the possibility that these relationships could impair the ability of the directors involved to make independent judgments, we believe that voluntary compliance with the new listing standards would be a significant step toward improving accountability and assuring sound corporate governance. While one or more of the foregoing directors might qualify as independent under the new listing standards, we believe the proposed policy merits your support as a means of increasing investor confidence.”

      The foregoing is the verbatim submission of the Guild. All statements therein are the sole responsibility of the Guild, and neither the management of the Company nor the Board of Directors has verified their accuracy.

THE COMPANY’S RESPONSE TO STOCKHOLDER PROPOSAL

The Board of Directors recommends a vote AGAINST this stockholder proposal.

      The Board strongly believes in protecting the rights of all stockholders. The Board has carefully reviewed the proposal and concluded that it is not in the best interests of the Company’s stockholders because it would deprive the Company’s majority stockholders of their stockholder rights, including the right to determine the composition of the Board of Directors.

      Since its inception over 125 years ago, the Company has operated with a high degree of involvement and oversight by the Pulitzer family. This involvement, which has been consistent since the Company’s 1986 initial public offering, has anchored the Company’s rich journalistic tradition and helped Pulitzer succeed in its editorial mission and deliver value for all stockholders.

      The NYSE established the controlled company exemption to ensure that a group that holds a majority of voting power is able to exercise its stockholder rights and to permit the continued involvement of families in the governance of family-owned companies. Recognizing that it would be inequitable to deprive holders of a majority of voting power of their stockholder rights, the controlled company exemption enables a group that holds a majority of voting power to determine the composition of the Board and control certain key decisions.

      The Pulitzer Inc. Voting Trust holds shares representing more than 88% of votes eligible to be cast in a board election. The participants in the Voting Trust also hold an economic interest in the Company that exceeds 51%. The Board has determined that, consistent with the NYSE policy, the composition of the Company’s Board should reflect the voting power of the Voting Trust and the Pulitzer family’s historic and continuing involvement in the governance of the Company. Accordingly, the Company has elected to avail itself of the exemptions afforded to it under the NYSE rules.

      The Company is in compliance with all rules and regulations regarding Board composition, and believes the current Board structure will continue to ensure the effective oversight of management and the protection of all stockholders.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

      Except as otherwise provided in the Company’s Restated Certificate of Incorporation with respect to the nomination by a stockholder of record of one or more persons for election as directors at the 2005 Annual Meeting of Stockholders of the Company, all stockholder proposals that are intended to be presented at the 2005 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 1, 2004, for inclusion in the Board of Directors’ proxy statement and form of proxy relating to such meeting. See “Management — Information Regarding Corporate Governance, the Board and its Committees.”

OTHER BUSINESS

      The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. Whether or not you expect to attend the meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

By Order of the Board of Directors

JAMES V. MALONEY
Secretary

Dated: April 2, 2004

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, AS AMENDED, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: PULITZER INC., ATTN: JAMES V. MALONEY, SECRETARY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101.

      OUR 2003 FORM 10-K, AS AMENDED, IS ALSO AVAILABLE THROUGH OUR WEBSITE AT WWW.PULITZERINC.COM. OUR FORM 10-K, AS AMENDED, IS NOT PROXY SOLICITING MATERIAL.

PULITZER INC.
AUDIT COMMITTEE
CHARTER

      The Board of Directors (the “Board”) of Pulitzer Inc. (the “Company”) has established the Audit Committee (the “Committee”) for the purposes of (i) assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal controls, the qualifications and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and of the independent auditors, and (ii) preparing the Committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement filed with the SEC.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management of the Company and the independent auditors.

      The Committee should exercise its business judgment in carrying out the responsibilities described in this Charter in a manner the Committee members reasonably believe to be in the best interests of the Company and its stockholders. No provision of this Charter, however, is intended to create any right in favor of any third party, including any stockholder, officer, director or employee of the Company or any subsidiary thereof, in the event of a failure to comply with any provision of this Charter.

* * * * * * *

COMPOSITION

      The Committee shall consist of at least three members of the Board, each of whom shall meet the then-applicable independence requirements of the New York Stock Exchange (the “NYSE”), Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC (the “Independence Requirements”).

      Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

AUTHORITY

      The Committee shall have the sole authority to approve the provision of all auditing and non-audit services provided to the Company or any subsidiary thereof by the independent auditors, including the fees and other terms relating to the provision of those services.

      The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals of audit and permitted non-audit services. The decisions of any member or members to whom authority to grant any such pre-approval is delegated shall be presented to the full Committee at its next scheduled meeting.

      The Committee shall have authority, without seeking Board approval, to engage independent counsel, accounting and other advisors, as the Committee determines necessary or appropriate to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and to any advisors retained by the Committee and of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

      The Committee shall have such other authority as shall be necessary or appropriate to effectuate its purposes, duties and responsibilities as set forth in this Charter.

RESPONSIBILITIES

      The duties and responsibilities of the Committee shall include:

      1. To directly appoint, retain or terminate, compensate, and oversee the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditors shall report directly to the Committee.

      2. To at least annually obtain and review a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (iii) for purposes of assessing the auditors’ independence, all relationships between the independent auditors and the Company or any subsidiary thereof.

      3. To discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements, as well as related matters required to be reviewed under then-applicable laws, rules and regulations, including discussions with the independent auditors of (i) critical accounting policies and practices to be used, (ii) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

      4. To discuss with management the Company’s earnings press releases, related financial information and any earnings guidance which the Company provides to analysts and rating agencies.

      5. To discuss with management the Company’s policies with respect to risk assessment and risk management.

      6. To review with the independent auditors and internal auditors any audit problems or difficulties which they respectively encountered and raised with the Committee, and management’s response thereto.

      7. To periodically review the activities of the internal audit function, the internal audit reports to management and management’s responses thereto.

      8. To meet separately and periodically with management, the internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

      9. To discuss with management, the independent auditors and the internal auditors the integrity of the Company’s financial reporting process, including its internal control structure.

      10. To set clear hiring policies for employees or former employees of the independent auditors.

      11. To establish procedures for the (i) receipt, retention and treatment of complaints received by the Company or any subsidiary thereof regarding accounting, internal accounting controls or auditing matters; and (ii) confidential, anonymous submissions by employees of the Company or any subsidiary thereof of concerns regarding questionable accounting or auditing matters.

      12. To prepare the Committee report as required by the SEC to be included in the Company’s annual proxy statement filed with the SEC.

      13. With respect to the Company’s Code of Ethics for Senior Financial Officers (the “SFO Code”), (i) to receive and act upon any request submitted to the Committee for waiver of the SFO Code and any report submitted to the Committee of a known or suspected violation of the SFO Code, and (ii) to review and reassess the adequacy of the SFO Code as appropriate and recommend proposed changes to the Governance Committee of the Board for its consideration and recommendation to the Board as and where appropriate.

      14. To conduct an annual performance evaluation of the Committee and report the results of such evaluation to the Board or the Governance Committee thereof.

      15. To review and reassess the adequacy of this Charter at least annually and to recommend proposed changes to the Governance Committee of the Board for its consideration and recommendation to the Board as and where appropriate.

      16. To report regularly to the Board.

      17. To perform such other duties and responsibilities as the Board may from time to time direct or as may be required by, or as the Committee shall deem appropriate under, then-applicable laws, rules and regulations.

AMENDMENT

      This Charter may be amended from time to time by the Board or an appropriate committee thereof, and any amendment must be reported and disclosed as required by and in accordance with then-applicable laws, rules and regulations.

ELECTRONIC DELIVERY OF NEXT YEAR’S PROXY MATERIALS

     Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit: http://www.econsent.com/ptz

— FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL —
PROXY

PULITZER INC.
THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 2004

     Michael E. Pulitzer and Emily Rauh Pulitzer, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of common stock of Pulitzer Inc. (the “Company”) held of record by the undersigned on March 12, 2004, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on April 27, 2004, at the Chase Park Plaza Hotel, 212 North Kingshighway Boulevard, St. Louis, MO 63108, and at any adjournment thereof.

     Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

     The signor acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on April 27, 2004, the Proxy Statement of the Company, each dated April 2, 2004, and the Company’s Annual Report for the fiscal year ended December 28, 2003, each of which has been furnished herewith.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

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Dear Stockholder:

     Pulitzer Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone, 24 hours a day, 7 days a week. This eliminates the need to return the attached proxy card.

     To vote your shares by these means, please use the control number printed in the box below. The series of numbers that appears in the box below must be used to access the system. To ensure that your vote will be counted, please cast your Internet or telephone vote before 12:01 a.m. on April 27, 2004.

Your vote is important. Thank you for voting.

Vote-by-Internet	Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/ptz	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

OR

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the attached proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back the proxy card.

— DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL —

Please mark your
votes as in this
example.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH BELOW AND “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

1.	Proposal No. 1-Election of four Class C Directors.

Nominees:	(01) Susan T. Congalton, (02) Ken J. Elkins, (03) Alice B. Hayes, (04) Richard W. Moore.

FOR all nominees listed above (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE LINE SET FORTH ABOVE.

		FOR	AGAINST	ABSTAIN
2.	Proposal No. 2 — Ratification of the appointment of Deloitte & Touche LLP, as independent auditors of the Company for the 2004 fiscal year.	☐	☐	☐
3.	Proposal No. 3 — Stockholder Proposal: Resolved, the shareholders request that the Board of Directors adopt a policy that it will voluntarily comply with certain new listing standards of the New York Stock Exchange, which would require that the Board have a majority of independent directors, and have certain board committees composed entirely of independent directors.

		☐	☐	☐
The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

Please sign exactly as name appears hereon. Each joint owner should sign. Executors, administrators, trustees, etc., should give full title.

SIGNATURE:	DATE	SIGNATURE:	DATE

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